Exhibit 99.1

Mirant Announces Agreement for Sale of Caribbean Business

News Release

Media contact:

Felicia Browder, 678 579 3111
felicia.browder@mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

April 18, 2007

Mirant Announces Agreement for Sale of Caribbean Business

ATLANTA – Mirant Corporation (NYSE: MIR) announced today that it has entered into a definitive purchase and sale agreement with a subsidiary of Marubeni Corporation for the sale of its Caribbean business for $1.082 billion, which includes related debt of approximately $350 million, power purchase obligations of approximately $153 million and estimated working capital at closing.  The net proceeds to Mirant from the sale are expected to be approximately $565 million after payment of transaction costs estimated to be approximately $14 million. Upon completion of the transaction, Mirant expects to realize a pre-tax gain of approximately $65 million for financial reporting purposes and a gain for tax reporting purposes of approximately $150 million. The transaction is expected to close by mid-2007 after the satisfaction of various conditions to closing.

Mirant’s Caribbean business includes controlling interests in two integrated utilities: Jamaica Public Service Company (“JPS”) of which Mirant owns 80% and Grand Bahama Power Company of which Mirant owns 55%. Mirant also owns 39% of PowerGen, the owner and operator of three power plants in Trinidad, 25% of Curaçao Utilities Company which provides electricity and other utility services and a $40 million convertible preferred equity interest in Aqualectra, an integrated water and electric company in Curaçao.

JPS purchases power under power purchase agreements (“PPAs”) with two independent generation companies.  The sole purpose of these independent companies is to generate power for sale to JPS. Prior to the third quarter of 2006, Mirant had accounted for the PPAs as capital leases.  During the third quarter of 2006, Mirant reevaluated these PPAs based on evolving interpretations of the Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities,” as amended. As a result of this reevaluation, beginning with the third quarter of 2006, Mirant now consolidates the assets and liabilities of the two independent generation companies and, accordingly, does not reflect the PPAs as capital leases. The PPAs will remain obligations of JPS after the sale is completed.

“We have valued doing business in Curaçao, Grand Bahama, Jamaica and Trinidad,” said Edward R. Muller, Chairman and Chief Executive Officer of Mirant Corporation. “We wish the people of all four countries and Marubeni Corporation great success.”

Mirant was advised in the transaction by J.P. Morgan Securities Inc., as financial advisor.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,300 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit http://www.mirant.com.